Exhibit 10.3A

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (the “Amendment”) is dated as of the 1st day of January 2011, between MHI Hospitality Corporation, a Maryland corporation (the “Company” or the “Employer”), and Andrew M. Sims (the “Executive”) and amends that certain Employment Agreement dated January 1, 2010, between the Company and the Executive (the “Employment Agreement”). The Company and Executive are sometimes collectively referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the Parties desire to amend the Employment Agreement to modify certain provisions therein.

NOW THEREFORE, in consideration of the agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Section 1: Pursuant to Section 13 of the Employment Agreement, the Employment Agreement is amended as follows:

Section 1 of the Employment Agreement shall be amended so as to delete the position of President from the Executive’s employment description. As such, the 4th line of Section 1 of the Employment Agreement shall be restated to remove the words “shall serve as President and Chief Executive Officer” and replace them with “shall serve as Chief Executive Officer”. Further, the 12th line of Section 1 of the Employment Agreement shall be restated to remove the words “Executive serves as President and Chief Executive Officer” and replace them with “Executive serves as Chief Executive Officer”.

Section 2. Material Diminution. The Parties agree that the deletion of the position of President from Executive’s job description does not equate to a material diminution in the Executive’s responsibilities or authority, or diminution of the Executive’s title, pursuant to Section 6(e)(ii) of the Employment Agreement.

Section 3. Remainder of Employment Agreement. Except as set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect without change, amendment, modification or waiver.

Section 4. References. From and after the date of this Amendment, all references to the Employment Agreement shall be deemed to be references to the Employment Agreement as amended by this Amendment.

Section 5. Counterparts. This Amendment may be executed in several facsimile or electronic counterparts, each of which shall be an original and all of which constitute one and the same instrument.

Section 6. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland without regard to conflict of laws principles.

Section 7. Necessary Authorization. Each Party represents and warrants that it has the necessary corporate and/or legal authority to enter into this Amendment and that individuals executing this Amendment have been duly authorized to do so and that such execution creates a valid, binding, and legally enforceable obligation of each Party.

[signatures follow on next page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first above written.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
Name:	David R. Folsom
Title:	President

EXECUTIVE

By:	/s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Chief Executive Officer

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